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                                                                    EXHIBIT 21.1

                               AMPEX CORPORATION


                              LIST OF SUBSIDIARIES


                                                  Jurisdiction of
Name                                               Incorporation
----                                               -------------

Ampex Data Systems Corporation                       Delaware
Ampex Finance Corporation                            Delaware
Ampex Holdings Corporation                           Delaware
Ampex International Sales Corporation                California
Ampex Canada Inc. (1)                                Canada
Ampex Cintas Magneticas, S.A.                        Mexico
Ampex de Colombia, S.A.                              Colombia
Ampex de Mexico, S.A de C.V. (1)                     Mexico
Ampex do Brasil Electronica Ltd.                     Brazil
Ampex Europa GmbH                                    Germany
Ampex Great Britain Limited                          United Kingdom
Ampex International S.A. (1)                         Switzerland
Ampex Japan Ltd.                                     Japan
Ampex S.A. (1)                                       Belgium
MicroNet Technology, Inc. (1)                        Delaware
iNEXTV Corporation                                   Delaware
Alternative Entertainment Network, Inc. (64.9%)      Delaware
TV onthe WEB, Inc (67.3%) (1)                        Delaware
Gardy-McGrath (International), Inc.                  New Jersey
(subsidiary of TV onthe WEB, Inc.) (1)

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(1) Dissolution pending